Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Investar Holding Corporation on Form S-8 No. 333-201880 of our report dated June 22, 2026 on our audits of the financial statements of the Investar Holding Corporation 401(k) Plan as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and supplemental schedule as of December 31, 2025, which report is included in this Annual Report on Form 11-K to be filed on or about June 22, 2026.

/s/EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 22, 2026